Exhibit No. 10.3

RESTATED EMPLOYMENT AGREEMENT

Agreement made as of the 15th day of June, 2007 (referred to herein as “the date first set forth above”), between UNITED RETAIL GROUP, INC., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the “Company”), and KENNETH P. CARROLL, residing at 140 Prospect Avenue, 11J, Hackensack, New Jersey 07601 (the “Executive”).

WHEREAS, the Executive has been employed by the Company and its predecessors for more than 10 years, most recently as its Senior Vice President – General Counsel pursuant to an Employment Agreement, dated September 3, 2004, as amended on June 27, 2005, August 26, 2005, and August 25, 2006 (as amended, the “Prior Agreement”);

WHEREAS, the Executive is an attorney admitted to practice before the courts of the State of New York and the United States District Court for the Southern District of New York and has been employed to provide advice to the Company on the laws of the State of New York and the federal laws of the United States and to supervise the representation before courts and legislative and administrative bodies of the Company and its subsidiaries;

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in order to comply with final regulations recently published under Section 409A of the Internal Revenue Code, as amended, and to make certain other changes as set forth in this Agreement;

WHEREAS, the Company desires to continue the professional services of the Executive, and the Executive desires to continue to provide such services to the Company, on the terms set forth in this Agreement; and

WHEREAS, on June 15, 2007, this Agreement was recommended in an executive session of the Compensation Committee of the Company’s Board of Directors and approved in an executive session of the Board.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree that the Prior Agreement is further amended and restated effective as of the date first set forth above to read in its entirety as follows:

1.	Definitions.

(a)

Affiliated Companies shall mean, with respect to the Company, any corporation, limited partnership, general partnership, association, joint-stock company, joint venture, trust, bank, trust company, land trust, business trust, fund or any organized group of persons, whether or not a legal entity, that is directly or indirectly controlled by the Company.

(b)	Base Salary shall have the meaning set forth in Section 4(a).

(c)	Board of Directors shall mean the Board of Directors of the Company.

(d)

Business of the Company shall mean the operation of a retail store chain which markets and sells apparel for women principally in sizes 14 and larger and any other future business in which the Company and its subsidiaries and Affiliated Companies engage that produces more than 10% of the Company’s consolidated sales.

(e)	By-laws shall mean the Restated By-laws of the Company as currently in force.

(f)	Cause shall mean the occurrence of one or more of the following events:

(i)

a judgment of conviction against the Executive or a plea of guilty has been entered for any felony which is both based on his personal actions (excluding liability imputed to him by reason of his position as an executive of the Company) and involves common law fraud, embezzlement, breach of duty as a fiduciary, willful dishonesty or moral turpitude (the entry of a judgment or plea being the only event or circumstance sufficient to constitute Cause under this subparagraph (i)), provided, however, that any felony an essential element of which is predicated on the operation of a vehicle shall be deemed not to involve moral turpitude;

(ii)	the Executive has been disbarred by the Supreme Court of either New York or New Jersey or permanently barred from practice before the Securities and Exchange Commission (“SEC”);

(iii)

(A) the Executive has willfully and continuously failed to perform his duties to the Company in any material respect or (B) the Executive has failed in any material respect to follow specific directions of the Board of Directors or the Chief Executive Officer in the performance of his duties;

(iv)	the Executive has demonstrated willful misconduct in the performance of his duties to the Company in any material respect and material economic harm to the Company has resulted; or

(v)	there has been a breach in any material respect of any of the provisions of Section 11;

provided, however, that the judgment of conviction or a plea of guilty referred to in subparagraph (i), the disbarment referred to in subparagraph (ii), the failure of performance referred to in subparagraph (iii), the misconduct referred to in subparagraph (iv) and the breach referred to in subparagraph (v) shall constitute Cause for a maximum of only 90 days after the judgment of conviction or plea of guilty was entered, the failure of performance commenced, the material economic harm resulted, or the breach first took place, as the case may be.

(g)	Change of Control shall mean resignation or removal (including failure to reelect) for any reason of the Chief Executive Officer of the Company, within 90 days after either:

(i)

the acquisition by any person or group acting in concert of shares of Company Common Stock if, after such acquisition, such person or group is the beneficial owner of 30% or more of the Common Stock then outstanding but shall not include acquisition by:

(A)	the Company;

(B)	any subsidiary of the Company;

(C)	any employee benefit plan of the Company, or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan;

(D)

any person who becomes the beneficial owner of 30% or more of the shares of Company Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such person, after becoming aware that such person has become the beneficial owner of 30% or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding;

(E)

any person who has reported or is required to report such ownership (but less than 50%) on Schedule 13G under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the “Exchange Act”), (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 business days of being requested by the Company to advise it regarding the same, certifies to the Company that such person acquired shares of Common Stock in excess of 29.9% inadvertently or without knowledge of the terms of the Company’s Stockholder Rights Plan and who, together with all affiliates, thereafter does not acquire additional shares of Common Stock while the beneficial owner of 30% or more of the shares of Company Common Stock then outstanding, provided, however, that if the person requested to so certify fails to do so within 10 business days, then such person shall become an acquiring person immediately after such 10-business-day period;

(F)

the Executive, his spouse, any descendant of the parents of the Executive, the spouse of any such descendant, the estate of any of the foregoing individuals, any trust for the primary benefit of any of the foregoing individuals or for the primary benefit of any of the foregoing individuals and any charitable organization, any corporation or limited liability company of which all the shareholders or members are any of the foregoing individuals, any charitable organization established by any of the foregoing individuals, Raphael Benaroya or The Benaroya Foundation; or

(G)	any person acting in concert with the Executive;

(ii)

individuals who constitute the Board of Directors of the Company on June 15, 2007 (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to June 15, 2007 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board; or

(iii)

the merger or consolidation of the Company with another person, or the transfer to one or more persons in a single transaction or a related series of transactions of substantially all of the assets of the Company, unless, before the Company enters into any agreement for such merger, consolidation or transfer, the Executive sends the Company a written consent determining that it is not a Change of Control.

(h)	Company Car shall have the meaning set forth in Section 6(b).

(i)

Contract Term shall mean the period of time commencing November 20, 1998 and ending on September 3, 2011 or such later date as may be mutually agreed upon by the Company and the Executive. (For the avoidance of doubt, Contract Term as used herein may extend beyond the termination of the Executive’s employment under this Agreement.)

(j)	CPI shall have the meaning set forth in Section 4(a).

(k)	Cure Period shall have the meaning set forth in Section 14(b).

(l)	Group Benefits shall have the meaning set forth in Section 6(a).

(m)

Incentive Compensation Participation shall mean 40% of Base Salary, without regard to whether any payment actually shall have been made under the Company’s incentive compensation program. (For example, as of the date first set forth above, the Incentive Compensation Participation was $132,240.)

(n)

Options shall mean employee stock options under a benefit plan or arrangement between the Company and the Executive, including those which may be granted during the Contract Term, held by the Executive or his assigns or donees.

(o)	Performance Bonus shall have the meaning set forth in Section 4(b).

(p)

Permanent Disability shall mean the inability of the Executive to perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of at least four months or (ii) at such earlier time as the Executive submits medical evidence satisfactory to the Company that the Executive has a physical or mental disability or infirmity that will likely prevent him from substantially performing his duties and responsibilities for four months or longer (the date of such Permanent Disability shall be on the earlier of the last day of such four-month period or the day on which the Executive submits such evidence, as the case may be).

(q)

Protected Information shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the Business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company’s research and development, store operating results, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of Section 11.

(r)	Resignation Compensation shall have the meaning set forth in Section 14(e).

(s)	Severance Pay shall have the meaning set forth in Section 14(b).

(t)

Short Term Disability shall mean the inability of the Executive to substantially perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of less than four months.

(u)	Successor shall have the meaning set forth in Section 20.

(v)

Tax shall mean all taxes on income, which shall be assumed to be at a rate equal to the sum of the highest marginal rates, including any applicable surcharges, of federal income tax, state income tax, local income tax, Medicare payroll tax and any similar income or payroll tax for a married citizen filing a joint return from the Executive’s residence, as now in effect or as amended from time to time.

(w)	Termination Without Cause shall have the meaning set forth in Section 14(b).

(x)

Unauthorized shall mean: (i) in contravention of the Company’s policies or procedures; (ii) otherwise inconsistent with the Company’s measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract.

(y)	2006 Plan shall have the meaning set forth in Section 4(b).

2.	Term; Location.

(a)	The Company hereby employs the Executive, and the Executive hereby accepts such employment, in the capacities and upon the terms and conditions hereinafter set forth, during the Contract Term.

(b)	In no event shall the Executive’s office be relocated without his prior written consent.

3.	Duties.

(a)

During the Contract Term, the Executive shall serve as the Senior Vice President – General Counsel of the Company. In such capacity, the Executive shall (i) provide advice on the laws of the State of New York and the federal laws of the United States, (ii) supervise the representation before courts and legislative and administrative bodies of the Company and its subsidiaries, (iii) engage and approve the fees of all attorneys who represent or advise the Company or a subsidiary of the Company, (iv) approve the form of all material contracts entered into by the Company or one of its subsidiaries, and (vi) perform such other professional duties as may be determined and assigned to the Executive from time to time by the Board of Directors and the Chief Executive Officer. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation or canon of legal ethics. The Executive shall report solely and directly to the Chief Executive Officer.

(b)

The Executive accepts such employment and hereby agrees to serve the Company faithfully, industriously and to the best of his ability in such capacities, with undivided loyalty, devoting substantially all of his business time, attention, knowledge, energy and skills to such employment except during vacation not to exceed three weeks in any 12-month period and except as otherwise provided in the following sentence. However, the Executive may engage in overseeing personal and family investments in a manner in which the Executive does not actively operate portfolio companies in the ordinary course of business.

4.	Compensation.

(a)

As compensation to the Executive for performance of the services required hereunder and as consideration for his execution and delivery of this Agreement, the Company shall pay him (subject to Sections 7 and 14), and the Executive agrees to accept a base salary, payable in accordance with the regular executive payroll practices of the Company, at a rate of $330,600 per annum or such higher rate as may be determined by the Board of Directors upon recommendation of the Compensation Committee of the Board of Directors, but in any event base salary shall increase as of February 1, 2008 by a percentage at least equal to the increase, if any, in the Consumer Price Index for All Urban Consumers for New York and Northern New Jersey published by the Bureau of Labor Statistics of the Department of Labor (“CPI”) during the year ending on December 31, 2007 and shall increase as of each anniversary of February 1, 2008 by a percentage at least equal to the annual increase, if any, in the CPI at the time (as increased from time to time and whether or not deferred, the “Base Salary”).

(b)

The Executive shall continue to be eligible to receive, and the Company shall continue to pay, a semi-annual cash incentive compensation payment (“Performance Bonus”) based on the Company’s consolidated operating income for the six-month periods ending January 31st and July 31st, respectively. The Executive’s participation percentage shall be 40% with a semi-annual award ranging from zero to 80% of Base Salary for the six-month period in accordance with the United Retail Group, Inc. 2006 Equity-Based Compensation and Performance Incentive Plan (the “2006 Plan”) as of the date first set forth above, provided, however, that the Performance Bonus shall be earned and fully vested in the Executive as of January 31st or July 31st, as the case may be, whether or not the Executive shall remain in the Company’s employ after the Performance Bonus shall have vested and provided, further, that the Performance Bonus shall be paid to the Executive as soon as practicable after the consolidated operating income for the period in question shall be determined.

5.         Expenses. The Executive will continue to be required to incur reasonable and necessary travel, business entertainment and other business expenses. The Company shall reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by the Executive incident to the performance of the Executive’s duties hereunder, upon submission by the Executive to the Company of vouchers or expense statements satisfactorily evidencing such expenses.

6.	Executive Benefits.

(a)

The Company shall provide the Executive with benefits (“Group Benefits”), taken as a whole, that are at least equal to those provided by the Company to the other senior executives of the Company as of the date first set forth above including, without limitation, availability of enhanced group disability insurance benefits (or, if the group disability insurance policy can not be continued in force, the Company shall make available other disability benefits equivalent to the benefits under the group policy). The Executive shall be entitled to three weeks’ vacation and two personal days with pay at any time during the year after September 3, 2004 and each 12 months thereafter.

(b)

The Company shall provide the Executive perquisites in accordance with past practice, including, without limitation, exclusive use of a full size sedan (the “Company Car”) free of charge for business and personal travel.

(c)	Group Benefits and the Company Car shall be provided while the Executive is employed under this Agreement and thereafter as provided pursuant to the terms of this Agreement.

(d)

All Options shall be fully vested and immediately exercisable after either Termination Without Cause or a Change of Control, anything in any stock option agreement between the Company and the Executive to the contrary notwithstanding. In the event of Termination Without Cause, Options shall be exercisable for the lesser of 90 days thereafter or the remainder of the term of the Option. In the event of Change of Control, Options shall be exercisable until the earlier of 90 days after the termination of the Executive’s employment hereunder (including resignation) or the expiration of the term of the Option.

7.	Permanent Disability; Death.

(a)

In the event of the Permanent Disability of the Executive during the Contract Term, the Board of Directors shall, upon written notice to the Executive, have the right to terminate the Executive’s employment hereunder by reason of Permanent Disability.

(b)	In the event of the death of the Executive during the Contract Term, this Agreement shall automatically terminate.

8.         Benefits Upon Death or Disability. In the event of the Executive’s death or a termination of the Executive’s employment by the Company due to Permanent Disability, the Executive, his executor or his heirs at law, as the case may be, shall be entitled to:

(a)	any Base Salary accrued or any Performance Bonus vested but not yet paid;

(b)

a pro rata Performance Bonus for the season in which death or Permanent Disability occurs determined and payable on the basis of the number of days worked during the season and the bonus percentage established for the season;

(c)	any accrued vacation pay;

(d)	reimbursement for expenses incurred but not yet paid prior to such death or Permanent Disability;

(e)	any other compensation and benefits as may be provided in accordance with the terms and provisions of the Group Benefits or of this Agreement; and

(f)

in the case of Permanent Disability, (I) payment by the Company of health insurance premiums under COBRA for the Executive and his dependents for the time period during which the Executive and his dependents are eligible for continuing coverage under COBRA, and (II) from the expiration of such time period through the fifth anniversary of the Executive’s termination of employment with the Company, reimbursement directly by the Company of healthcare expenses of the Executive and his dependents, which expenses would otherwise be covered by the Company’s health insurance plan if the Executive and his dependents continued to be covered under such plan; provided that (x) any reimbursement under this Section 8(f) will be made no later than the end of the year following the year in which the underlying expense is incurred, (y) the amount of any expenses reimbursed or benefits provided under this Section 8(f) in any one year will not affect the amount of expenses reimbursed or benefits provided in any other year, except that the maximum lifetime benefit limit then in effect under the Company’s health insurance plan will continue to apply to this arrangement, and (z) at no time will the Executive’s right to reimbursements or benefits under this Section 8(f) be subject to liquidation or exchange for any other benefit. (For the avoidance of doubt, this Section 8(f) does not include any continuation of the supplemental executive preventative and wellness benefits.)

The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder.

9.         Representation, Warranty and Covenant of Executive. The Executive represents, warrants and covenants to the Company that he is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement.

10.	Representation, Warranty and Covenant of the Company.

(a)

The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting creditors’ rights generally.

(b)	The Company covenants that it shall give notice promptly to the Executive of the occurrence of Change of Control pursuant to Section 21.

(c)	The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

11.	Restrictive Covenants and Confidentiality.

(a)	The Executive shall not:

(i)

solicit, raid, entice, encourage or induce any person, firm or corporation that at any time within one year prior to the termination of the Executive’s employment hereunder shall have been an exclusive supplier to the Company, or any of its subsidiaries or Affiliated Companies, to become a supplier to any other person, firm or corporation that derives more than 10% of its sales, directly or indirectly, from a business the same as the Business of the Company and the Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; or

(ii)

solicit, raid, entice, encourage or induce any person who at any time within one year prior to the termination of the Executive’s employment shall have been an employee of the Company, or any of its subsidiaries or Affiliated Companies, to become employed by any person, firm or corporation, and the Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; provided that the restriction contained in this clause (ii) shall not apply to any individual who was or is employed by the Company as an attorney or paralegal.

(b)

During the Contract Term and thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive’s compliance with the provisions of this Section 11 and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel that such disclosure is necessary to comply with such court order, decree, rules, regulation or law, he may disclose such information without liability hereunder.

(c)

The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive’s employment hereunder, during the Contract Term, shall become and be the sole property of the Company unless released in writing by the Company.

(d)

The Executive shall be bound by the provisions of Section 11(a), and shall perform his obligations pursuant to Section 11(a), during the Contract Term and for 18 months thereafter, provided, however, that in the event of Termination Without Cause, the Executive shall be bound by the provisions of Section 11(a), and shall perform his obligations pursuant to Section 11(a), only in the event that the Company shall remit his Severance Pay strictly in accordance with the provisions of Section 14(c), as modified by Section 14(j), and provided, further, that in the event of resignation by the Executive in accordance with Section 14(d), the Executive shall be bound by the provisions of Section 11(a), and shall perform his obligations pursuant to Section 11(a), only in the event that the Company shall remit his Resignation Compensation strictly in accordance with the provisions of Section 14(d), as modified by Section 14(j).

(e)	The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

(f)

The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company’s and its subsidiaries and Affiliated Companies’ businesses. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of this Section 11, the Company and its subsidiaries and Affiliated Companies would sustain irreparable harm, and therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Section 11. The Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 11, and the Executive therefore agrees that the provisions of this Section 11 may be specifically enforced against the Executive in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

12.       Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

13.       Mutual Non-Disparagement. Neither the Executive nor the Company will make or authorize any public statement disparaging the other in its or his business interests and affairs. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

14.	Termination.

(a)

For purposes of this Agreement, removal of the Executive from office shall be deemed to be for “Cause” as defined in Section 1(f) only if the Company delivers to the Executive within a reasonable time before the removal of the Executive from office a notice of termination for Cause specifying in reasonable detail the conviction, plea, or disbarment, material failure, misconduct and economic harm or breach by the Executive that is the basis for termination and the Executive shall have failed prior to his removal to correct the stated failure, misconduct and economic harm or breach in all material respects. Short Term Disability shall not be a basis for removal of the Executive from office.

(b)	In the event:

(i)	the Company terminates the Executive’s employment under this Agreement without Cause; or

(ii)

(A) the Company breaches any of the covenants and agreements set forth in Sections 2(b), 3(a), 4, 5, 6, 15(a) or (c), or 20(c) in any material respect and (B) the Executive tenders to the Company a letter of resignation specifying such breach or election in reasonable detail and demanding Severance Pay (any termination or resignation under the circumstances referred to in clauses (i) and (ii) above being referred to as “Termination Without Cause” whether or not Cause shall exist);

then the Company shall pay the Executive an amount equal to the product of three times the sum of (A) the annual Base Salary at the rate payable immediately prior to termination, plus (B) the Incentive Compensation Participation (“Severance Pay”). For example, on the date first set forth above, Severance Pay is $1,388,520. No demand or other notice from the Executive with respect to Severance Pay shall be necessary except in connection with clause (ii) of the penultimate sentence. Anything in clause (ii) above to the contrary notwithstanding, the Executive shall not be entitled to Severance Pay, and the Company shall have no obligation to pay Severance Pay, if:

(i)

within 15 days after the delivery of a letter of resignation (the “Cure Period”), the Company shall cure the Company’s breach specified in the letter of resignation in all material respects (or shall begin in good faith to cure a breach of a nature that requires more than 15 days to cure in all material respects) and shall deliver to the Executive a notice to that effect;

(ii)	during the Cure Period the Chief Executive Officer of the Company shall request in writing that the Executive withdraw his letter of resignation; and

(iii)

the Company shall deliver or send to the Executive during the Cure Period in accordance with Section 21 a written offer to reinstate the Executive with full back pay and uninterrupted Group Benefits and other benefits under this Agreement, including eligibility for a Performance Bonus.

(c)	Subject to Section 14(j), which Section shall control over this Section 14(c), Severance Pay shall be remitted as follows:

(i)	pursuant to clause (i) of the first sentence of Section 14(b), within 15 days following the termination of the Executive’s employment under this Agreement; or

(ii)	pursuant to clause (ii) of the first sentence of Section 14(b), within 15 days after the end of the Cure Period.

Subject to Section 14(j), no grace period shall be allowed for remittance of Severance Pay, time being of the essence.

(d)

In the event (i) a Change of Control occurs on a day at the beginning of which the Executive is an employee of the Company, and (ii) the Executive within 10 business days after first receiving notice from the Company of the Change of Control tenders a letter of resignation to the Company specifying such Change of Control (whether or not the Executive shall be an employee of the Company during the period between the end of the day preceding Change of Control and the tender of such letter) and demanding Resignation Compensation, the Company shall pay the Executive immediately after the resignation of the Executive under this Section 14(d), but subject to Section 14(j) (which Section shall control over this Section 14(d)), an amount equal to three times the annual Base Salary at the rate payable immediately prior to resignation (“Resignation Compensation”). For example, on the date first set forth above, Resignation Compensation is $991,800. Subject to Section 14(j), no grace period shall be allowed for remittance of Resignation Compensation, time being of the essence. Notice of Change of Control shall be given to the Executive by the Company pursuant to Section 21, provided, however, that the Executive, in his discretion, may accept as notice filing with the SEC of reports setting forth facts that, taken together, constitute Change of Control.

(e)	In the event of Termination Without Cause in accordance with Section 14(b) or resignation by the Executive in accordance with Section 14(d):

(i)

the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (Severance Pay or Resignation Compensation is in the nature of liquidated damages and not in the nature of a penalty); and

(ii)	even though no longer in the Company’s employ, the Executive shall be entitled to the following benefits and additional payments:

(A)	any Base Salary accrued or Performance Bonus vested but not yet paid;

(B)

a pro rata Performance Bonus for the season in which employment is terminated determined and payable on the basis of the number of days worked during the season and the bonus percentage established for the season;

(C)	any accrued vacation pay;

(D)	reimbursement for expenses incurred, but not paid prior to such termination of employment;

(E)

(I) payment by the Company of health insurance premiums under COBRA for the Executive and his dependents for the time period during which the Executive and his dependents are eligible for continuing coverage under COBRA, and (II) from the expiration of such time period through the fourth anniversary of the Executive’s termination of employment with the Company, reimbursement directly by the Company of healthcare expenses of the Executive and his dependents, which expenses would otherwise be covered by the Company’s health insurance plan if the Executive and his dependents continued to be covered under such plan; provided that (x) any reimbursement under this clause (E) will be made no later than the end of the year following the year in which the underlying expense is incurred, (y) the amount of any expenses reimbursed or benefits provided under this clause (E) in any one year will not affect the amount of expenses reimbursed or benefits provided in any other year, except that the maximum lifetime benefit limit then in effect under the Company’s health insurance plan will continue to apply to this arrangement, and (z) at no time will the Executive’s right to reimbursements or benefits under this clause (E) be subject to liquidation or exchange for any other benefit. (For the avoidance of doubt, this clause (E) does not include any continuation of the supplemental executive preventative and wellness benefits.)

(F)

conversion of the Company’s group life insurance coverage on the Executive’s life at the time of his employment termination into an individual policy, to be maintained at the Company’s expense through the fourth anniversary of the Executive’s termination of employment; provided that (x) in the event that any portion of this benefit is provided via reimbursement to the Executive, any such reimbursement will be made no later than the end of the year following the year in which the underlying expense is incurred, (y) the amount of any expenses reimbursed or benefits provided under this clause (F) in any one year will not affect the amount of expenses reimbursed or benefits provided in any other year, and (z) at no time will the Executive’s right to reimbursements or benefits under this clause (F) be subject to liquidation or exchange for any other benefit; notwithstanding the foregoing, the maximum benefit or reimbursement provided to the Executive under this clause (F) in any one calendar year will be equal to $30,000, with such amount increased in accordance with clause (I) of this sentence;

(G)

with respect to the payments made to or on behalf of the Executive pursuant to clauses (E) and (F) of this sentence in any calendar year, a separate payment to the Executive in the following calendar year (but no later than April 14th of such year) of an amount equal to the Tax on such payments made to or on behalf of the Executive;

(H)

continued use of the Company Car, free of charge, through the third anniversary of the Executive’s termination of employment; provided that (x) in the event that any portion of this benefit is provided via reimbursement to the Executive, any such reimbursement will be made no later than the end of the year following the year in which the underlying expense is incurred, (y) the amount of any expenses reimbursed or benefits provided under this clause (H) in any one year will not affect the amount of expenses reimbursed or benefits provided in any other year, and (z) at no time will the Executive’s right to reimbursements or benefits under this clause (H) be subject to liquidation or exchange for any other benefit; and

(I)

beginning on September 11, 2011, and on each anniversary thereof, the maximum annual benefit for or reimbursement to the Executive under clause (F) of this sentence will be increased by a percentage equal to the increase, if any, in the CPI during the year ending on the immediately preceding December 31st.

(f)

If the Company terminates the Executive’s employment hereunder for Cause, or in the event the Executive resigns (except as provided in clause (ii) of the first sentence of Section 14(b), or in 14(d)), the Executive shall be entitled to:

(i)	any Base Salary accrued and any Performance Bonus vested but not paid;

(ii)	any accrued vacation pay;

(iii)	reimbursement for expenses incurred, but not yet paid prior to such termination of employment; and

(iv)	any other compensation and benefits that accrued prior to termination of employment as may be provided in accordance with the terms and provisions of the Group Benefits.

(g)

In the event the Company removes the Executive from office, and terminates the Executive’s employment under this Agreement, or in the event the Executive resigns, the Executive shall continue to have the obligations provided for in Section 11 hereof. The provisions of this Section 14 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

(h)

The Executive shall accept the payments referred to in this Section 14 as liquidated damages in full discharge and release of the Company of and from any further payment obligations under this Agreement except obligations under Sections 15 and 16.

(i)

Every payment made hereunder by authority of the Executive Committee of the Board or of the Board itself shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever other than the Executive’s breach in any material respect of the provisions of Section 11.

(j)

To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the Internal Revenue Code), including any amount payable or benefit to be provided under Sections 14(b), 14(d) or 14(e), then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit provision will not be made to the Executive until the date that is six months following the Executive’s “separation from service,” but only if the Executive is deemed to be a “specified employee” under Section 409A of the Internal Revenue Code at the time of the Executive’s separation from service.

During such six-month delay, in lieu of paying a delayed amount to the Executive, the Company will deposit such amount into a grantor trust (generally referred to as a “rabbi trust”) for the benefit of the Executive, with a nationally-recognized bank whose principal offices are located in New York City to act as trustee. Such delayed amounts will be deposited into the trust by the Company as soon as practicable following the last date by which such amount could be timely paid to the Executive under this Agreement but for the six-month delay required by this Section 14(j). The terms of the trust will provide that (i) amounts deposited in the trust will be invested in an appropriate manner in view of the trust’s purpose and duration and (ii) any amounts held in the trust will be payable to the Executive in a lump-sum on the six-month anniversary of his “separation from service” (or, if earlier, to the Executive’s estate in the event of his death).

15.	Indemnification.

(a)	The Company shall indemnify the Executive as provided in the By-laws.

(b)	In the event of payment of indemnities under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

(c)

The Company shall use reasonable efforts to continue the existing directors’ and officers’ liability policies covering the Executive for $20 million and to maintain the policies during the Contract Term and for three years thereafter.

(d)

If the federal excise tax pursuant to Section 280G of the Code or any successor provision on “golden parachute” payments applies to the payments made pursuant to this Agreement, to any acceleration of vesting of Options or to any other benefit or distribution to the Executive from the Company, the Company shall immediately pay the Executive, but in no event later than the end of the year following the year in which the Executive pays the excise tax, an amount equal to the excise tax incurred plus (i) an amount equal to the Tax with respect to the amount of the excise tax, plus (ii) an amount equal to the federal excise tax on “golden parachute” payments with respect to the payment, if any, made pursuant to clause (i) of this sentence plus (iii) an amount equal to the Tax with respect to the payment made pursuant to clause (ii) of this sentence and continuing sequentially until the amount of federal excise tax on “golden parachute” payments unreimbursed by the Company shall be less than 1% of Base Salary. The amount of the payments due from the Company pursuant to this Section 15(d) may be determined in writing by a certified public accountant (“CPA”) selected by the Executive, provided, however, that the CPA selected by the Executive shall, upon the Company’s request, consult with another CPA selected by the Company. Such determination by the CPA selected by the Executive after such consultation, if so requested, shall be conclusive and binding on the Company except for manifest error.

(e)	The provisions of this Section 15 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

16.	Enforcement; Interest.

(a)

If any amount owing to the Executive under this Agreement is not paid by the Company, or on its behalf, within 15 days after a written demand, claim or request for payment has been delivered or sent to the Company, time being of the essence, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount and interest thereon and, if successful in whole or in part, the Executive shall be entitled to be reimbursed for reasonable attorneys’ fees and expenses (including disbursements and court costs) incurred by him in prosecuting such suit, subject to the following conditions:

(i)	only fees and expenses incurred during the Executive’s employment under this Agreement and during the five-year period immediately thereafter will be eligible for reimbursement;

(ii)	the amount of fees and expenses reimbursed in any one year will not affect the amount of fees and expenses reimbursed in any other year;

(iii)	the reimbursement of any fee or expense may be made no later than the end of the year following the year in which the fee or expense is incurred; and

(iv)	the right to reimbursement under this Section 16(a) is not subject to liquidation or exchange for any other benefit.

Interest shall be payable from the date any amount is first due and payable to the Executive at a rate equal to the prime rate published from time to time by J.P. Morgan Chase Bank, but in no event at a rate higher than the maximum rate then permitted by law.

(b)	The provisions of this Section 16 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

17.	Entire Agreement; Legal Representation.

(a)

This Agreement, the By-laws, the equity-based compensation award agreements between the Company and the Executive and the provisions of the Group Benefits embody the entire agreement of the parties with respect to the Executive’s employment and shall be interpreted in accordance with the past practice of the parties. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto. No Company policy adopted after the date first set forth above shall change this Agreement, even if approved as a policy by the Executive. This Agreement amends the Prior Agreement and cancels and supersedes any and all other prior agreements and understandings between the parties hereto respecting the employment of the Executive by the Company and/or its subsidiaries or any Affiliated Company and the payment of compensation.

(b)	The Company has been represented by independent counsel in the preparation of this Agreement. This Agreement shall not be deemed to have been drafted by either party.

18.       Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

19.       Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of New Jersey.

20.	Assignability.

(a)

The obligations of the Executive may not be delegated and, except as to the designation of beneficiaries of insurance and similar benefits, the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void ab initio and without effect.

(b)

This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any Successor to the Company, but any such assignment shall not relieve the assigning party of any of its obligations hereunder. Except as provided in this Section 20(b), this Agreement may not otherwise be assigned by the Company. (The term “Successor” shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or substantially all of the assets of the Company or such subsidiary.)

(c)

The Company shall obtain the agreement of any Successor that the Successor shall assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession. Failure of the Company to obtain the agreement of any Successor to assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

21.       Notices. All notices, requests, demands and other communications hereunder shall (i) be in writing, (ii) shall be delivered personally or sent by registered mail to the other party hereto at his or its address as set forth at the beginning of this Agreement and, in the case of the Company, addressed to the attention of its Chief Administrative Officer and (iii) if mailed, be effective on the date stamped on the postage receipt of the post office. A copy of each notice, request, demand, and other communication to the Company hereunder shall be sent by first class mail to the Compensation Committee of the Company’s Board of Directors, in care of its counsel, Edward P. Smith, Esq., Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

22.       Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

23.       Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.       Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Rochelle Park, New Jersey, in duplicate originals on July 13, 2007, in the case of the Company by an officer thereunto duly authorized.

UNITED RETAIL GROUP, INC.

By: /s/RAPHAEL BENAROYA

Name: Raphael Benaroya

Title: Chief Executive Officer

/s/KENNETH P. CARROLL

Kenneth P. Carroll